EXHIBIT 10.5

General Description of Special Cash Bonus for Employees and Executives of
Nortel Networks Corporation and Nortel Networks Limited

The Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited and their Joint Leadership Resources Committee have approved a “Return to Profitability” bonus program to further align the interests of employees with the interests of shareholders in meeting the corporate objective of achieving and maintaining profitability. Under this program, substantially all employees will receive a special cash bonus if Nortel Networks Corporation achieves profitability for a single fiscal quarter. However, the payment of the full bonus for senior executives will require that Nortel Networks Corporation maintains profitability for four consecutive fiscal quarters, on a cumulative basis. For the purposes of this program, “profitability” is defined as positive pro forma earnings from continuing operations, as reported by Nortel Networks Corporation in its earnings press release(s) for the applicable quarter or quarters, on a cumulative basis. The special cash bonus will only be payable to employees who are actively employed by Nortel Networks Limited or any other direct or indirect subsidiaries of Nortel Networks Corporation, on the last day of the applicable fiscal quarter or quarters in respect of which this bonus is payable.

The special cash bonus for eligible employees (other than senior executives) will be payable in full, if and when Nortel Networks Corporation first achieves profitability for a single fiscal quarter (which may include the fourth fiscal quarter of 2002), provided that this is achieved by the end of 2003.

The special cash bonus for senior executives will be in an aggregate potential amount, based on a multiple of base salary, to be determined by the Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited and their Joint Leadership Resources Committee. For each such senior executive, the first portion, in an amount up to 20% of the aggregate potential amount, will be payable if and when Nortel Networks Corporation first achieves profitability for a single fiscal quarter, provided that this is achieved by the end of 2003. The second portion, in an amount up to 40% of the aggregate potential amount, will be payable if and when Nortel Networks Corporation achieves and maintains profitability for two consecutive fiscal quarters on a cumulative basis, which may include the fiscal quarter in respect of which the first portion is payable (but not the fourth quarter of 2002). The third and final portion, in an amount up to 40% of the aggregate potential amount, will be payable if and when Nortel Networks Corporation achieves and maintains profitability for four consecutive fiscal quarters on a cumulative basis, which may include the two consecutive fiscal quarters in respect of which the second portion is payable. Neither the second nor third portions of the bonus will be payable if the applicable payment performance criteria have not been satisfied by the end of 2004. In addition, if the first portion does not become payable (as a result of not achieving profitability for a single fiscal quarter by the end of 2003), then none of the second or third portions of the bonus will be payable.